As filed with the Securities and Exchange Commission on May 15, 2015

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1621425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Hartwell Avenue

Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

2011 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael D. Dale

Chief Executive Officer

25 Hartwell Avenue

Lexington, Massachusetts 02421

(781) 357-3300

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies to

Daniel H. Follansbee, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telephone (617) 542-6000

Facsimile (617) 542-2241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	353,389(2)	$4.46(3)	$1,576,114.94	$183.15
Common Stock, $0.01 par value	25,957(4)	$5.38(5)	$139,648.66	$16.23
Total	379,346	—	$1,715,763.60	$199.38

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”) as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.
(2)	Consists of shares of Common Stock previously authorized for issuance under the 2011 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) on January 1, 2015, in connection with an “evergreen” provision contained in the Plan (the “Evergreen Increase”) for which equity awards have not been granted.
(3)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rules 457(c) and 457(h) under the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices per share of the Common Stock (traded as fifty CHESS Depositary Interests (“CDIs”)) on the Australian Securities Exchange (the “ASX”) as of a date (May 12, 2015) within 5 business days prior to filing this Registration Statement. The price of the Common Stock is calculated as the closing price of the CDIs as reported on the ASX multiplied by 50 (to account for the 1:50 ratio of Common Stock to CDIs) and then multiplied by the exchange rate reported by the Reserve Bank of Australia for that day.
(4)	Consists of shares of Common Stock of the Registrant issuable upon exercise of stock options granted under the Plan from the Evergreen Increase to certain employees of the Registrant on April 10, 2015.
(5)	Solely for the purposes of determining the registration fee under Rule 457(h) promulgated under the Securities Act, this price is equal to the per share exercise price of these stock options granted under the Plan.

EXPLANATORY NOTE

This Registration Statement registers additional securities under the Plan pursuant to the Evergreen Increase of the same class as other securities for which the registration statement filed on Form S-8 (SEC File No. 333-200150) of the Registrant is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-200150) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Commonwealth of Massachusetts, on this 15th day of May, 2015.

GI DYNAMICS, INC.

By:	/s/ Robert M. Solomon
Robert M. Solomon
Vice President, Finance, Treasurer and Secretary

Each person whose signature appears below constitutes and appoints Michael D. Dale and Robert M. Solomon, and each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of GI Dynamics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Dale	President, Chief Executive Officer and Executive Director (principal executive officer)	May 15, 2015
Michael D. Dale

/s/ Robert M. Solomon	Vice President, Finance, Treasurer and Secretary (principal financial and accounting officer)	May 15, 2015
Robert M. Solomon

/s/ Jack E. Meyer	Chairman of the Board of Directors	May 15, 2015
Jack E. Meyer

/s/ Timothy J. Barberich	Director	May 15, 2015
Timothy J. Barberich

/s/ Graham J. Bradley	Director	May 15, 2015
Graham J. Bradley

/s/ Michael A. Carusi	Director	May 15, 2015
Michael A. Carusi

/s/ Anne J. Keating	Director	May 15, 2015
Anne J. Keating

/s/ Daniel J. Moore	Director	May 15, 2015
Daniel J. Moore

INDEX TO EXHIBITS

Exhibit Number	Description

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered

23.1*	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP)

23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1)

24.1	Powers of Attorney to file future amendments (set forth on the signature page of this registration statement)

*	filed herewith